Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2011 Results

— Net Earnings of $0.23 per Share —

— Service Business Continues Aggressive Growth —

PHILADELPHIA — June 6, 2011 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen weeks (first quarter) ended April 30, 2011.

Sales

Sales for the thirteen weeks ended April 30, 2011 increased by $3.5 million, or 0.7%, to $513.5 million from $510.0 million for the thirteen weeks ended May 1, 2010. Comparable sales decreased 0.6%, consisting of a 1.6% comparable service revenue increase and a 1.2% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 0.3%, while comparable Retail Sales (DIY and Commercial) decreased 1.5%.

Earnings

Net earnings for the first quarter of fiscal 2011 increased to $12.4 million ($0.23 per share) from $12.0 million ($0.23 per share) recorded in the same period last year.

Commentary

“We recognize that our customers’ spending is constrained due to gas prices, and that the rainy spring reduced demand for appearance products, but this does not alter our long-term strategy to be the Automotive Solutions Provider of Choice for the Value Oriented Customer,” commented President & CEO Mike Odell. “In fact, we deliver a great value every day, which is well-suited to the needs of our customers.”

Mike continued, “In the face of these macroeconomic trends, we continued to improve our operational disciplines and achieved our ninth consecutive quarter of improved profitability (period-over-period). Our service business, which is the lead business in our transformation, continued its positive sales comp trend and continues to grow through the addition of Service & Tire Centers. During the first quarter, we opened nine new locations, including the acquisition of seven locations in Seattle-Tacoma. In May, we acquired 85 Big 10 locations in Florida, Georgia and Alabama. This brings the total number of Service & Tire Centers currently in operation to 147.”

“After funding all of our Service & Tire Center acquisitions to date with cash on hand, we currently have approximately $50 million in cash and remain undrawn on our revolver,” said CFO Ray Arthur.  “In addition, we recently had our owned store real estate reappraised at a value of approximately $690 million, of which half is unencumbered. All of which translates into a balance sheet that is well positioned to continue our aggressive growth.”

Pep Boys has more than 7,000 service bays within over 700 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling (800) PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 7 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of June 7 on Pep Boys’ website at www.pepboys.com.

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Investor Contact:

Mike Melia

(215) 430-9459

Email: investorrelations@pepboys.com

Media Contact:

Regina M. Tracy

(215) 430-9081

Email: mediarelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	April 30, 2011	May 1, 2010

Total revenues	$513,540,000	$510,033,000

Net earnings	$12,368,000	$11,950,000

Basic earnings per share:
Average shares	52,881,000	52,526,000

Basic earnings per share:	$0.23	$0.23

Diluted earnings per share:
Average shares	53,566,000	52,933,000

Diluted earnings per share:	$0.23	$0.23